EXHIBIT 10.8

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

Prenzamax, LLC

and

Citius Pharmaceuticals, LLC

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EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this "Agreement") is made and entered into effective as of the 15th day of November, 2011 (the "Effective Date") by and between Prenzamax, LLC, a Delaware limited liability company, having a place of business at 11 Commerce Drive, Suite 100, Cranford, New Jersey 07016 ("Licensee") and Citius Pharmaceuticals, LLC, a Massachusetts limited liability company, having a place of business at 63 Great Road, Maynard, Massachusetts 01754 (together with its wholly-owned subsidiaries, "Citius") (and, for the purposes of the guaranty set forth in Section 16.14 only, Akrimax Pharmaceuticals, LLC ("Akrimax")).

WHEREAS, Licensee is in the business of commercializing pharmaceutical products;

WHEREAS, Citius, in collaboration with Alpex Pharma S.A. ("Alpex"), has developed a phentermine orally disintegrating tablet (ODT) which is the subject of NDA # 20-2088, and holds rights to the Licensed Intellectual Property (as defined below) relating thereto; and

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement Licensee wishes to obtain, and Citius wishes to grant to Licensee, an exclusive, royalty-bearing license to the Licensed Intellectual Property to commercialize the Product (as defined below) for sale in the Territory (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

Article 1

Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "Act" means the United States Federal Food, Drug and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term, and the regulations promulgated with respect thereto.

1.2 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. For the avoidance of doubt, Akrimax shall be deemed to be an Affiliate of Licensee.

1.3 "Alpex Agreement" means that certain Collaboration and License Agreement dated June 24, 2008 between Citius and Alpex, as amended pursuant to the Three-Party Agreement (as defined below), and as the same may be further amended from time to time.

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1.4 "Alpex Intellectual Property" means any and all patent rights, Technical Information and other intellectual property rights that are at any time licensed to Citius by Alpex pursuant to the Alpex Agreement including, but not limited to, the Alpex Patent Rights (as defined in the Alpex Agreement) and the Alpex Know-How (as defined in the Alpex Agreement).

1.5 "Alpex Revenue" means payments received by Citius from Alpex pursuant to Section 8.6 of the Alpex Agreement.

1.6 "Applicable Law" means all laws, rules, regulations and guidelines (including, but not limited to, the Act and all regulations promulgated thereunder), as existing as of the Effective Date and as may be amended from time to time thereafter, that apply to the import, export, research and development, regulatory approval, manufacture, marketing, distribution and/or sale of Products hereunder or the performance of either party's obligations under this Agreement, in each case to the extent applicable and relevant to such party.

1.7 "Approved Development Activity" has the meaning set forth in Section 4.2.1 below.

1.8 "Citius Product" has the meaning set forth in Section 2.5 below.

1.9 "CitiusProduct EBITDA" means Citius Product Net Sales, less the following amounts incurred by Citius and its Affiliates with respect to such Citius Product Net Sales (in each case as calculated by Citius and its Affiliates in accordance with GAAP, as consistently applied):

(i) cost of goods of such Citius Product, including, without limitation, acquisition cost, customs clearance and transportation costs incurred in connection with the procurement of Citius Product;

(ii) salaries, incentives, and benefits of sales personnel, transportation costs, software/equipment costs, and other selling expenses and associated overhead;

(iii) costs incurred to purchase advertising space, create and operate web sites, create, print and distribute advertising and educational materials and for other marketing activities;

(iv) fees paid to third party distributors, third party logistics providers and shippers (such as shipping to and from wholesalers) and other distribution costs, in each case to the extent related to Citius Product and actually paid by Citius or its Affiliates;

(v) costs (including, but not limited to, governmental fees and attorney and consultant costs) incurred in connection with obtaining and maintaining any regulatory filings and approvals for the Citius Product;

(vi) development costs;

(vii) any costs incurred in connection with the prosecution, maintenance, defense or enforcement of any intellectual property covering the Citius Product; and

(viii) any royalty payments that may be paid by Citius or its Affiliates in connection with the Citius Product.

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1.10 "Citius Product Net Sales" means the gross amount received by Citius and its Affiliates for sales of any Citius Product (but excluding any Alpex Revenue), less any and all deductions actually taken by Citius or any of its Affiliates with respect to such sales in accordance with GAAP, including, but not limited to, deductions for:

(i) trade, quantity and cash discounts, coupons, rebates and other price reductions for the Citius Product;

(ii) credits and allowances for rejection or return of Citius Products previously sold, price protection and shelf stock adjustments; reprocurement charges and other similar charges and inventory management fees; and

(iii) rebates and chargebacks, including, but not limited to, any payments required by law to be made under Medicaid, Medicare or other government medical assistance programs.

Notwithstanding anything to the contrary, the transfer of a Citius Product shall not be considered a sale of a Citius Product under this Agreement to the extent such transfer (i) is in connection with the research, development or testing of a Citius Product or (ii) is for sample purposes.

1.11 "Citius Regulatory Filings and Approvals" has the meaning set forth in Section 3.2.

1.12 "Collaboration Technology" means any Technical Information that is or was developed or discovered, or conceived and reduced to practice jointly by one or more employees or consultants of Citius and one or more employees of Alpex pursuant to the Alpex Agreement.

1.13 "Commercially Reasonable Efforts" means, with respect to activities relating to the Product, the type, level and quality of efforts and resources commonly dedicated by a pharmaceutical company reasonably comparable to Licensee and its Affiliates to the performance of such activities with respect to a product of similar commercial potential and at a similar stage in its lifecycle, taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for and profitability of such product, and such other factors as are commercially reasonable.

1.14"Control" means, with respect to an item of information, material or intellectual property right, the possession of the ability to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.

1.15 "Cost of Goods" means, with respect to Product, as applicable, either: (i) amounts paid to Alpex for such Product pursuant to Licensee's manufacturing agreement with Alpex, or, (ii) if Licensee or any of its Affiliates enters into a manufacturing agreement with a Third Party for Product, the amount paid to such Third Party for Product in accordance with such manufacturing agreement; plus, in each case, to the extent not included in amounts paid to Alpex or a Third Party manufacturer and actually incurred by Licensee in connection with the manufacture of the Product, any customs clearance and transportation costs incurred in connection with the procurement of the Products.

1.16 "Development Costs" means (i) the Development Cost Reimbursement, (ii) the Licensee Pre-Effective Date Costs and (iii) any other reasonable costs that are actually incurred by Licensee or its Affiliates in connection with the Required Studies.

1.17 "Development Cost Reimbursement" means ($1,381,820.33), which amount represents Product development costs incurred by Citius with respect to the Product prior to the Effective Date.

1.18 "Domain Names" means any domain name registrations the incorporate, in whole or in part, or are otherwise associated with, any of the Trademarks.

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1.19"Encumbrance" means any lien, license, security interest, pledge, option or other encumbrance, restriction or limitation of any kind whatsoever.

1.20 "FDA" means the United States Food and Drug Administration and any successor entity thereto.

1.21 "Field" means the treatment or prevention of diseases or conditions in humans.

1.22 "Fiscal Quarter" means each period of three (3) months ending on March 31, June 30, September 30, or December 31.

1.23 "GAAP" means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period, applied on a consistent basis during the period involved.

1.24 "Improvement" means, as to any Product, any improvement, line extension (including, but not limited to, new dose strengths) or modification (including in any such case whether to the same active ingredient molecule comprising the Product or to the same active ingredient molecule in conjunction with other active ingredient molecules comprising the Product in such combination), superior development of the Product and/or delivery technologies (for example, faster onset of action), and other enhancements to the Product or any non-AB rated equivalent of the Product.

1.25 "Licensed Intellectual Property" means (i) the Licensed Patent Rights, (ii) the Licensed Know-How, (iii) the Trademarks and (iv) any and all other intellectual property rights, (including, but not limited to, all Alpex Intellectual Property), that are at any time Controlled by Citius or any of its Affiliates that are related to, or necessary or useful for the commercialization of, any Product.

1.26 "Licensed Know-How" means any and all Technical Information that is at any time Controlled by Citius or any of its Affiliates, relating to the development, regulatory approval, manufacture, production, quality control, storage, distribution, marketing, sale, use and/or administration of any Product or otherwise relating to any Product in the Territory, including, without limitation: (i) any Collaboration Technology, (ii) any Alpex Know-How (as defined in the Alpex Agreement) and (iii) any Technical Information that is included or referenced in any of the Regulatory Filings and Approvals.

1.27 "Licensed Patent Rights" means: (i) the patents and patent applications set forth in Exhibit A to this Agreement; (ii) any and all other patents and patent applications that are at any time Controlled by Citius or any of its Affiliates (including, but not limited to, the Alpex Patent Rights (as defined in the Alpex Agreement), to the extent not already listed in Exhibit A) relating to or that cover, in whole or part, the development, regulatory approval, manufacture, production, quality control, storage, distribution, marketing, sale, use and/or administration of any Product or otherwise relating to any Product and (iii) any substitutions, extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part and supplementary protection certificates with respect to any of the foregoing, whether existing as of the Effective Date or arising thereafter.

1.28 "Licensee Pre-Effective Date Costs" means Seventy-Five Thousand Eight Hundred Thirty-Eight Dollars and Thirty-Four Cents ($75,838.34), which amount represents out-of-pocket marketing and development costs incurred by Licensee or its Affiliates with respect to the Product prior to the Effective Date.

1.29 "Marketing Expenses" means costs incurred (i) to purchase advertising space, (ii) for the creation and operation of web sites, (iii) for the creation, printing and distribution of advertising and educational materials, and (iv) for other marketing activities; in each case, to the extent relating to the Product and to the extent consistent with the then-current annual marketing and sales budget (including any substantive amendments thereto) prepared by Licensee and reviewed by Citius.

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1.30 "NDA" means a New Drug Application, as defined in the Act.

1.31 "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

1.32 "Product" or "Products" means (i) the finished pharmaceutical forms of phentermine hydrochloride orally disintegrating tablets in 15 mg, 30 mg and 37.5 mg dosages and (ii) any Improvements.

1.33 "Product EBITDA" means Product Net Sales, less the following amounts incurred by Licensee or its Affiliates (in each case as calculated by Licensee and its Affiliates in accordance with GAAP, as consistently applied):

(i) Cost of Goods of such Product;

(ii) Selling Expenses;

(iii) Marketing Expenses;

(iv) fees paid to third party distributors, third party logistics providers and shippers (such as shipping to and from wholesalers) and other distribution costs, in each case to the extent related to Product and actually paid by Licensee or its Affiliates;

(v) the amount of FDA fees paid by Licensee under Section 3.3.4 and Section 3.3.5, as well as any other costs (including, but not limited to, governmental fees and attorney and consultant costs) incurred in connection with obtaining and maintaining any Regulatory Filings and Approvals;

(vi) Development Costs;

(vii) any costs incurred in connection with the prosecution, maintenance, defense or enforcement of any of the Licensed Intellectual Property;

(viii) that portion of any Alpex Royalty (as defined in Section 6.3) paid by Licensee, and any other royalty payments that may be paid by Licensee or its Affiliates in connection with the Product; and

(ix) any costs incurred in connection with the qualification of an alternate manufacturing facility (i.e., other than Alpex) for the Product (including, but not limited to, any fees charged by the Alternate Manufacturing Facility or Licensee's other third party vendors in connection with the qualification of an alternate manufacturing facility.

1.34 "Product NDA" means NDA # 20-2088.

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1.35 "Product Net Sales" means the gross amount received by Licensee and its Affiliates for sales of any Product under this Agreement, less any and all deductions actually taken by Licensee or any of its Affiliates with respect to such sales in accordance with GAAP, including, but not limited to, deductions for:

(i) trade, quantity and cash discounts, coupons, rebates and other price reductions for the Product;

(ii) credits and allowances for rejection or return of Products previously sold, price protection and shelf stock adjustments; reprocurement charges and other similar charges and inventory management fees; and

(iii) rebates and chargebacks, including, but not limited to, any payments required by law to be made under Medicaid, Medicare or other government medical assistance programs.

Notwithstanding anything to the contrary, the transfer of a Product shall not be considered a sale of a Product under this Agreement to the extent such transfer (i) is in connection with the research, development or testing of a Product or (ii) is for sample purposes.

1.36 "Profit Share Payments" has the meaning set forth in Section 6.1.

1.37 "Profitability Date" means, with respect to a particular Product, the date on which four (4) Profit Share Payments have been made to Citius under Section 6.1 for any four (4) Fiscal Quarters (whether or not such Fiscal Quarters are consecutive).

1.38 "Regulatory Authority" means any administrative agency responsible for the regulation of pharmaceutical products intended for human use, including, but not limited to, the FDA, and any other applicable governmental agency in the Territory having the aforementioned responsibilities and any successor entities thereto.

1.39 "Regulatory Filings and Approvals" means any and all permits, licenses, approvals, designations and authorizations required by any Regulatory Authority in connection with the development, manufacturing, packaging, marketing, selling and/or use of a Product in any jurisdiction in or for the Territory, or otherwise issued by any Regulatory Authority with respect to any Product in any jurisdiction in the Territory, as well as any applications for any of the foregoing filed with any Regulatory Authority. The Regulatory Filings and Approvals include, without limitation, the Product NDA.

1.40 "Selling Expenses" means salaries, incentives, and benefits of sales personnel, transportation costs, software/equipment costs, and other selling expenses and associated overhead; in each case, solely to the extent properly allocable, in accordance with GAAP, to efforts to sell Product and to the extent consistent with the then-current annual marketing and sales budget (including any substantive amendments thereto) prepared by Licensee and reviewed by Citius.

1.41 "Sublicensee" means any Third Party that obtains a sublicense under any of the rights granted to Licensee and its Affiliates by Citius pursuant to Section 2.1.

1.42 "Technical Information" means: (i) all techniques and data and other know-how and technical information, including inventions (including patentable inventions), practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies and data, test data, analytical and quality control data, manufacturing data or descriptions, development information, toxicological data, clinical testing protocols and clinical test data, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information concerning the development, regulatory approval, manufacture, production, quality control, storage, distribution and/or sale of the Products and (ii) any and all intellectual property rights relating to any of the foregoing.

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1.43 "Term" has the meaning set forth in Section 11.1.

1.44 "Territory" means United States, including all of its states, territories and possessions.

1.45 "Third Party" mean any Person other than Citius, Licensee and their respective Affiliates.

1.46 "Three-Party Agreement" means that certain Amendment and Coordination Agreement among Alpex, Citius and Licensee dated as of the date hereof.

1.47 "Trademark" means (i) any and all Trademarks Controlled by Citius that are used or intended for use in connection with the Products, including without limitation the SUPRENZAtm trademark and any derivations thereof and (ii) any and all applications, registrations, common law rights and other rights with respect to any of the foregoing. Notwithstanding the foregoing, the term "Citius" and any derivation thereof shall not be a "Trademark" for purposes of this Agreement.

Article 2

License Grant; Trademarks; Non-Compete

2.1 Grant of License

During the Term (and thereafter to the limited extent provided in Section 11.5.2), Citius, on behalf of itself and its Affiliates, hereby grants to Licensee and its Affiliates an exclusive (even as to Citius and its Affiliates), royalty-bearing (as described in Section 6.1 below), transferable (to the extent permitted under Section 16.2 below) license, under the Licensed Intellectual Property solely to use and sell the Products for use in the Field within the Territory and to manufacture or have Products manufactured by Third Parties solely on behalf of Licensee and its Affiliates for subsequent sale for use in the Field within the Territory as and to the extent permitted herein. Licensee and its Affiliates shall have the right to sublicense any of rights granted in this Section 2.1 to contract manufacturers, distributors, co-promotion partners, contract sales organizations and other service providers assisting Licensee and its Affiliates in the commercialization of the Product. If Licensee or its Affiliates grants any such sublicense to a co-promotion partner, Licensee and its Affiliates will remain an active participant in the promotion and marketing of the Products, and Licensee will ensure that the economic return to Citius under this Agreement is the same as if Licensee was promoting the Product without such co-promotion partner. Licensee will ensure that the rights granted to each Sublicensee do not conflict with the provisions of this Agreement.

2.2 Trademark Matters

2.2.1

Licensee acknowledges Citius's exclusive ownership of the Trademark and that use of any of the Trademark by Licensee shall inure to the sole benefit of Citius. Licensee shall not do or suffer to be done any act or thing inconsistent with such ownership and shall not acquire or claim or assist third parties in acquiring or claiming any title in or to the Trademark by virtue of this Agreement or through Licensee's use of the Trademark. In addition, Licensee hereby covenants that it shall not directly or indirectly undertake any action that in any manner might question, contest, challenge, infringe or impair the validity, enforceability, scope of rights or title of Citius in the Trademark at any time during the term of this Agreement and thereafter.

2.2.2

Licensee agrees to reasonably cooperate with Citius in the prosecution, maintenance and/or renewal of any trademark or service mark application that Citius may desire to file with respect to the Trademark in the Territory or anywhere in the world. Licensee shall not attempt to register the Trademark in its own name.

2.2.3

Licensee shall use the Trademark only in a manner and form: (i) designed to maintain the good will and reputation of the Trademark for high quality; (ii) that protects Citius's ownership interest therein; and (iii) that complies with all Applicable Laws, including without limitation all applicable trademark laws, rules and regulations.

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2.2.4

Citius shall have the right, but not the obligation, in its sole and absolute discretion to prosecute or defend, at its own expense, all suits involving the Trademark and related trademark rights of Citius anywhere in the world, and to take any action that it deems desirable or necessary for the protection thereof. At Citius's discretion, it may do so in its name, in the name of Licensee, or in the name of both of them, and Licensee shall claim no rights against Citius as a result of any such action. Licensee shall notify Citius promptly of any possible infringement of, or unfair competition affecting, the Trademark that comes to the attention of Licensee. If Citius decides to take affirmative action against any such possible infringement or acts of unfair competition, Licensee agrees to reasonably assist Citius. Recovery of costs or damages resulting from any such action shall be shared equally by the parties after Citius recovers all costs incurred in connection with such action.

2.2.5

With respect to third party infringements, dilution, counterfeiting, unfair competition or other violations discovered within the Territory (in each case, with respect to unauthorized use of the Trademark), Licensee shall have the right, but not the obligation, in its sole and absolute discretion to join in and participate at its own expense in any such enforcement action initiated by Citius. Further, if Citius determines to take no action with respect to any such infringements, dilution, counterfeiting or unfair competition within the Territory, Citius shall provide reasonable written notice within a reasonable time period to Licensee of such determination, in which event Licensee may, at its own expense and for its own account, and with Citius's cooperation (including joining as a party), prosecute said action in its own name, in which case all recovery of costs or damages resulting from any such action shall be shared equally by the Parties after Licensee recovers all costs incurred in connection with such action.

2.2.6	During the Term, Licensee and its Affiliates shall have the right to register Domain Names, and operate websites located at the Domain Names, for the purposes of promoting the Products.

2.3 Non-Compete.

2.3.1

Restriction on Licensee. During the Term, Licensee and its Affiliates shall not directly or indirectly market or sell, or license or otherwise assist any Third Party to market or sell, any product containing phentermine (in any form, including, but not limited to, any pharmaceutical salt thereof) as an active pharmaceutical ingredient, except for the Product as provided herein.

2.3.2

Restriction on Citius. Except as otherwise provided in Section 4.2.3, during the Term, Citius and its Affiliates shall not directly or indirectly market or sell, or license or otherwise assist any Third Party (including, without limitation, Alpex) to market or sell, any product in the Territory containing phentermine (in any form, including, but not limited to, any pharmaceutical salt thereof) as an active pharmaceutical ingredient, including, but not limited to, by licensing or providing any Licensed Intellectual Property to any Third Party for use with any such product.

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2.4 Reservation of Rights.

Citius hereby reserves all rights not expressly granted to Licensee hereunder. Without limiting the foregoing, Citius reserves the right to use (and to permit Alpex to use in accordance with Section 2.2(b) and Section 8.6 of the Alpex Agreement) any and all Licensed Intellectual Property (including without limitation all data included in the Citius Regulatory Filings and Approvals), outside the Territory and, subject to the restrictions set forth in Section 2.3.2 and the exclusive license set forth in Section 2.1, in the Territory. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party as a result of this Agreement obtain any ownership interest or other right in any technology, know-how, trade secrets, patents, pending patent applications, products, or other Technical Information of the other party, including items owned, Controlled, developed by the other Party, or transferred by the other party to such party at any time pursuant to this Agreement.

2.5 Citius Products.

In the event any data included in the Citius Regulatory Filings and Approvals is used in connection with the approval of one or more products for sale by Citius and/or Alpex outside the Territory or, subject to the restrictions set forth in Section 2.3.2, in connection with products other than the Products (each a "Citius Product"), Citius will promptly notify Licensee in writing of such use and of the approval of each Citius Product.

Article 3

Regulatory Matters

3.1 Ownership of Regulatory Filings and Approvals

Citius shall solely own the Product NDA and any other Regulatory Filings and Approvals obtained by Citius during the Term relating to the Product in the Territory (the "Citius Regulatory Filings and Approvals"). Licensee and/or its Affiliates shall solely own any Regulatory Filings and Approvals obtained by Licensee and/or its Affiliates during the Term required to commercialize the Product based on the Product's status as a controlled substance, as well as any required state licenses.

3.2 Licensee's Regulatory Obligations in the Territory.

Licensee shall obtain and maintain, at its own expense, all Regulatory Filings and Approvals reasonably required to enable Licensee to commercialize the Products in the Territory in a manner consistent with its obligations under this Agreement, including without limitation, Section 4.3. Within thirty (30) days after the Effective Date, Licensee shall cause Akrimax (in its capacity as Licensee's distributor of the Product) to enter into a pharmacovigilance agreement with Citius, substantially in the form attached hereto as Exhibit B, setting forth their respective obligations with respect to providing notice of certain adverse events reported by Third Parties with respect to the Products (the "Pharmacovigilance Agreement"). For avoidance of doubt, Licensee, acting through Akrimax, shall be responsible for ensuring compliance with all Applicable Laws in the Territory relating to pharmacovigilance and the Products under the Pharmacovigilance Agreement.

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3.3 Delivery of Citius Regulatory Filings and Approvals; Designation as Regulatory Agent; Communications with Regulatory Authorities; FDA Fees

3.3.1

Delivery of Citius Regulatory Filings and Approvals. Within twenty (20) business days after the Effective Date, Citius shall deliver to Licensee a complete copy of NDA #20-2088. Licensee shall be permitted to make additional copies of such materials, at its own expense, for its use in accordance with this Agreement.

3.3.2

Designation of Regulatory Agent. Within twenty (20) business days after the Effective Date, Citius shall designate Akrimax (in its capacity as Licensee's distributor of the Product) (the "Regulatory Agent") as Citius's sole authorized agent for all communications with FDA and any other applicable Regulatory Authorities on all matters relative to the Citius Regulatory Filings and Approvals and/or the Product and take all steps that may be necessary to effectuate such designation. Following such designation, the Regulatory Agent will be the sole point of contact with Regulatory Authorities with respect to all matters relating to the Regulatory Filings and Approvals. Except as provided in the last sentence of this Section 3.3.2, Licensee (through the Regulatory Agent) shall be responsible for taking such actions, including preparing and filing all documents, required to maintain the Regulatory Filings and Approvals, such filings to be subject to the review and approval of Citius as and to the extent Citius may request, and provided that Citius shall provide (and shall require Alpex to provide in accordance with the Alpex Agreement) any assistance reasonably requested by Licensee and/or the Regulatory Agent in connection therewith. Citius shall remain responsible for preparation of annual reports to FDA and for any required updates to the CMC section of the Regulatory Approval and shall timely provide copies of these documents to Licensee and the Regulatory Agent for filing.

3.3.3

Communications with Regulatory Authorities. Each party shall promptly notify the other party in writing of any material communication or correspondence received from any Regulatory Authority relating to any Product or Regulatory Filings and Approvals, and shall provide the other party with copies of any such material communication or correspondence or with a written description of any oral material communication. For purposes of this Section 3.3.3, the phrase "material communication or correspondence" means any communication or correspondence (whether delivered orally, in writing, by electronic means or otherwise) that could reasonably be anticipated to result (whether immediately or with the passage of time) in the imposition of a penalty or fine or a modification or limitation of the rights and obligations under the Regulatory Filings and Approvals, including without limitation, any so-called untitled letter, warning letter or similar notice relating to the Product or promotional materials used or promotional activities conducted in connection therewith. In addition, to the extent that Citius receives any other communication or correspondence from any Regulatory Authority that may require a response or other action by Licensee, Citius will promptly provide Licensee and the Regulatory Agent with a copy of such communication or correspondence.

3.3.4

FDA Product Fees. Citius and Licensee each shall bear fifty percent (50%) of the annual product fee payable to the FDA with respect to the Product. Such product fee shall be paid in accordance with the terms of the Three-Party Agreement.

3.3.5

FDA Establishment Fees. Citius and Licensee each shall bear fifty percent (50%) of the annual establishment fee payable to the FDA with respect to the Product. The annual establishment fee that is payable to the FDA with respect to the manufacture of finished Product at Alpex's facility shall be paid in accordance with the terms of the Three-Party Agreement.

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3.3.6

Changes to Citius Regulatory Filings and Approvals. Licensee shall not amend, modify, withdraw or abandon any of the Regulatory Filings and Approvals, nor shall it authorize any Third Party to take any of the foregoing actions, unless agreed in writing in advance by Citius. Citius shall not amend, modify, withdraw or abandon any of the Regulatory Filings and Approvals, nor shall it authorize any Third Party to take any of the foregoing actions, in a manner that would impair Licensee's rights hereunder, unless agreed in writing in advance by Licensee.

3.4 NDC Numbers.

During the Term, the Products will be distributed using Licensee's or its Affiliate's NDC numbers.

3.5 Authorized Distributor of Record.

Licensee will have the right to appoint, on behalf of Citius, such distributors as may be designated by Licensee as authorized distributors of record for the Products during the Term; provided that such distributors shall not be permitted to have exclusive rights to the Product (whether within a specific territory or otherwise) and such distributors will be permitted only to sell the Product on behalf of Licensee.

Article 4

Development and Commercialization

4.1 Delivery of Technical Information; Technical Assistance

From time to time after the Effective Date as may be reasonably requested by Licensee, Citius shall deliver to Licensee copies of such data, reports, files and records containing or otherwise relating to the Products as are in Citius's possession and control, which have not previously been provided to Licensee and which are reasonably required by Licensee to perform its obligations under Article 3 and Article 4 or are reasonably required for the manufacture of the Products. To the extent any of the foregoing items are in the possession or control of Alpex, Citius shall obtain such items from Alpex to the extent permitted by the Alpex Agreement and deliver such items to Licensee solely as reasonably required for Licensee to perform its obligations under Article 3 and Article 4 or are reasonably required for the manufacture of the Products. Licensee shall use any materials provided under this Section 4.1 solely in connection with the exercise of its rights under this Agreement. Citius will provide CMC documentation to Licensee in the form of a Word document, and will provide Licensee with reasonable assistance in preparing regulatory submissions and documentation relating to the Product.

4.2 Development

4.2.1

Development of Improvements. During the Term, Licensee will not develop any Improvement unless such development is pursuant to a joint development effort with Citius or is otherwise approved by Citius (in each case, an "Approved Development Activity").

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4.2.2

Conduct of Required Studies. The parties acknowledge that, as of the Effective Date, the post-approval studies described in the Project Plan attached as Exhibit C (the "Project Plan") are required by the FDA with respect to the Product (the "Required Studies"). Citius will be responsible for conducting the Required Studies, in accordance with FDA requirements and Applicable Law and the Project Plan. Citius will provide Licensee with regular reports with respect to the conduct of the Required Studies, and will share all data and results generated in connection with the Required Studies with Licensee, promptly after such data and results are generated (and all such data and results shall be deemed to be included in the Licensed Intellectual Property). Licensee and Citius shall each be responsible for funding fifty percent (50%) of the costs set forth in Exhibit C to perform the Required Studies. Citius has not received any notice or other indication from FDA that, in connection with the performance of the Required Studies, the sponsor of such studies would be required to maintain a patient registry.

4.2.3

Improvements; Follow-on Products; Combination Products. If Citius, alone or with or through any of its Affiliates or a Third Party, desires to develop, market or sell any product in the Territory containing phentermine (in any form, including, but not limited to, any pharmaceutical salt thereof) as an active pharmaceutical ingredient, including, but not limited to, as an improved form of the Product or as part of a combination product (in either case, a "Follow-On Product"), Citius shall first develop a proposal with respect to such work (which proposal will include, among other things, detail regarding estimated development costs, anticipated timing for launch and all other information that Citius reasonably determines to be material to the evaluation of such proposal) and will present the proposal to Licensee. Licensee will have a period of thirty (30) days from receipt of each such proposal to notify Citius as to whether Licensee is interested in participating in the performance and funding of such development work in exchange for access to commercialization rights in any product resulting from such work. If Licensee is not interested in such participation, or if Licensee fails to timely notify Citius of its interest, then Citius shall be permitted to proceed with such development and commercialization (with commercial launch to be no earlier than four (4) years after the date such proposal is submitted to Licensee), alone or with a Third Party, and Licensee shall have no right to participate in the development or commercialization of any product resulting from such efforts and Licensee shall have no right of access to or use of any data or materials generated in connection with such development work except for the right to submit such data to the Regulatory Authorities in the Territory if required by Article 3. If Licensee timely notifies Citius of its interest in participating in such development work in exchange for access to commercialization rights in any product that results from such work, then the Parties shall negotiate their respective roles in connection with such development work, including without limitation, (i) the process for further developing and approving the work plan pursuant to which such work will be performed (the "Work Plan"), (ii) the assignment of responsibility for performing the various tasks described in the Work Plan, (iii) the Parties' respective commitment to provide funding for the performance of the Work Plan and (iv) the Parties' respective rights to commercialize any product resulting from the performance of the Work Plan; provided, however, that if Licensee timely notifies Citius of its interest in participating in such development work, then unless otherwise agreed to by the Parties in writing (A) each Party will bear fifty percent (50%) of the development costs for such product and (B) such product will be licensed on an exclusive basis in the Territory to Licensee on the same terms and conditions (including, but not limited to, with respect to sharing of EBITA on a 50-50 basis) as are set forth in this Agreement. If the Parties are able to reach agreement on the foregoing Work Plan and related matters within ninety (90) days after the date of the initial proposal from Citius to Licensee regarding such development work, then the Parties will enter into written agreements pursuant to which such work shall be performed, which may include or consist of an amendment to this Agreement. In the event that Licensee is not interested in such participation, Licensee fails to timely notify Citius of its interest or the Parties are unable to reach agreement on the terms of such participation, then Citius, alone or with a Third Party, shall be permitted to launch a Follow-On Product on or after the fourth (4th) anniversary of the date of the proposal provided to Licensee as described above, and Licensee shall have the right, to be exercised by written notice to Citius within three (3) months prior to such fourth (4th) anniversary date, to terminate this Agreement, and to receive from Citius a payment equal to two (2) times the Product EBITDA for the most recent period of twelve (12) full calendar months ending prior to such fourth anniversary date. If Licensee fails to timely provide such notice to Citius, then this Agreement shall continue in full force and effect except that Citius shall be permitted, alone or with a third party, to manufacture, offer for sale, sell, have sold, import and commercialize the Follow-On Product without restriction. Notwithstanding any of the foregoing, if Licensee timely notifies Citius of its interest in participating in the performance and funding of development work for a Follow-On Product, but the Parties are unable to timely reach final agreement on the terms of such participation, then Citius will not enter into any agreement with a third party with respect to the commercialization of such Follow-On Product on terms that, taken as a whole, are more favorable to the third party than the terms last offered by Licensee or Citius with respect to such Follow-On Product.

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4.3 Commercialization

During the Term, subject to the overall obligation to use Commercially Reasonable Efforts as determined in Licensee's discretion to maximize the economic opportunity for the Products, Licensee shall control and make all decisions regarding the strategy and tactics of marketing, selling and otherwise commercializing the Products in the Territory, including, without limitation, the method of sales and distribution, organization and management of sales and marketing, packaging and labeling, appointment of distributors, and other terms and conditions for such sales and marketing activities, and shall exercise Commercially Reasonable Efforts in such regard. Licensee shall have the right to take into consideration commercial and business factors when making any determination concerning how to price and market a Product and whether to continue to market a Product, and in making such determinations, Licensee shall act in accordance with its reasonable business practices and judgment in such regard and in a manner consistent with which Licensee evaluates for commercialization other of its products of comparable market size in the Territory. Upon the launch of a Product, Licensee, either itself or through its Affiliates, or distributors, shall market, distribute and sell the Products and shall exercise such diligence in this regard as shall be reasonable in light of the size of the market and potential market for the applicable Product and in a manner consistent with which it markets other of its products of comparable market size in the Territory.

Article 5

Supply of Products

5.1 Supply of Products.

Licensee shall obtain its supply of Products from Alpex and/or another Third Party manufacturer. Citius will provide such information and cooperation as may reasonably be requested by Licensee in connection with the manufacture of the Products.

Article 6

Financial Terms

6.1 Profit Share Payments

Licensee shall pay to Citius fifty percent (50%) of the Product EBITDA generated during each Fiscal Quarter during the Term (the "Profit Share Payments"). Each Profit Share Payment shall be accompanied by the Profit Share Statement described in Section 7.2. Profit Share Payments shall be made on a quarterly basis and shall be paid not later than forty-five (45) days following the end of each Fiscal Quarter, and are subject to offset as set forth in Section 6.3 below.

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6.2 Development Cost Reimbursement.

Subject to any reductions in the Development Cost Reimbursement pursuant to Section 6.4 below, Licensee shall pay to Citius the Development Cost Reimbursement in equal quarterly installments of One Hundred Fifteen Thousand One Hundred Fifty-One Dollars and Sixty-Nine Cents ($115,151.69) each (each, an "Installment Payment"), over the course of twelve (12) Fiscal Quarters, starting with the first Fiscal Quarter after the Profitability Date. Each such installment shall be paid not later than forty-five (45) days following the end of each such Fiscal Quarter.

6.3 Royalty Payments to Alpex.

Licensee and Citius shall each be responsible for fifty percent (50%) of the royalty due to Alpex under Section 8.3(b) of the Alpex Agreement (which, for the avoidance of doubt, has been amended pursuant to the Three-Party Agreement), to the extent such royalty is attributable to this Agreement (the "Alpex Royalties"). Within forty-five (45) days after the end of each Fiscal Quarter, Licensee will calculate the Alpex Royalties payable to Alpex for such Fiscal Quarter, and will inform Citius of the amount of the total Alpex Royalties payable to Alpex. Within forty-five (45) days after the end of each Fiscal Quarter, Licensee, at its sole discretion, may elect to either (i) remit the entire amount of the Alpex Royalties for such Fiscal Quarter (including both Licensee's 50% share and Citius's 50% share) directly to Alpex on behalf of Citius and deduct Citius's 50% share of the Alpex Royalties from any Profit Share Payment that otherwise would be due to Citius pursuant to Section 6.1, (ii) remit only Licensee's 50% share of the Alpex Royalties for such Fiscal Quarter to Alpex on behalf of Citius, in which event Citius will timely pay its 50% share of such Alpex Royalties to Alpex or (iii) remit Licensee's 50% share of the Alpex Royalties for such Fiscal Quarter to Citius, in which event Citius will timely pay all Alpex Royalties to Alpex.

6.4 Payments to Licensee.

Citius shall pay to Licensee thirty-five percent (35%) of the Alpex Revenue and any Citius Product EBITDA within forty-five (45) days after any Alpex Revenue or Citius Product EBITDA is received by Citius (the "Citius Product Royalties"); provided, however, that to the extent the any Citius Product Royalty payment does not exceed any remaining balance of the Development Cost Reimbursement not yet paid by Licensee under Section 6.2, then Citius may, in lieu of paying the Citius Product Royalty payment to Licensee, reduce the amount of the Development Cost Reimbursement by the amount of such Citius Product Royalty (and any remaining Installment Payments will be reduced accordingly). In the event that any Citius Product is launched, Citius shall have the same obligations as those imposed upon Licensee under Article 7, and Licensee shall have the same rights as those granted to Citius under Article 7, mutatis mutandis with respect to the Citius Products (and any Alpex Revenue and Citius Product EBITDA) and any payments relating thereto.

6.5 Form of Payment, and Taxes

Unless otherwise agreed to by the parties, all payments under this Agreement shall be paid in United States dollars. Any taxes, duties, or other levies which Licensee shall, in its reasonable discretion, be required by Applicable Law to pay or withhold on remittance of any payment(s) due under this Agreement shall be deducted from such payment(s) to Citius. Any such taxes, levies, or duties required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by, Citius. Licensee will use commercially reasonable efforts to secure and send to Citius proof of any such taxes, duties or other levies withheld and paid by Licensee for the benefit of Citius, and cooperate, at Citius's expense, with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction. Any Affiliate of Licensee located in the United States may act as Licensee's agent for purposes of receiving and remitting payments under this Agreement.

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Article 7

Reports and Records

7.1 Records and Audits

Licensee shall maintain at its offices accurate and complete books of record of Product Net Sales and Product EBITDA, consistent with sound business and accounting practices, during the most recent three (3) year period. During the Term and for one (1) year thereafter, Licensee shall make such books of record available (upon reasonable prior, written notice to Licensee) for inspection by Citius's designated accounting firm reasonably acceptable to Licensee, for the purpose of verifying Licensee's payments to Citius hereunder. Citius may conduct such inspections no more than one (1) time per year. Citius shall be responsible for the cost of any such inspection; provided, however, that if an inspection shows for any year an underpayment in excess of the greater of five percent (5%) of amounts payable hereunder, then Licensee shall reimburse Citius for the reasonable, documented cost of the inspection at the time Licensee pays the underpaid amounts. In the event that any such inspection reveals an underpayment or an overpayment in the amounts that should have been paid by Licensee to Citius hereunder, then the underpayment amount shall be paid, or the overpayment amount shall be returned (as applicable), within forty-five (45) days after the party to receive such payment makes a demand therefor. Citius shall cause its accounting firm to retain all information subject to review under this Section 7.1 in strict confidence. In addition, Licensee shall have the right to require that such accounting firm, prior to conducting such inspection, enter into an appropriate non-disclosure agreement with Licensee regarding such information. Citius will cause its accounting firm to make all results of any such inspection available to Licensee. The accounting firm shall disclose to Citius only whether Licensee's financial records are correct or not and the amount of any discrepancy. No other information shall be shared with Citius. Citius shall treat all such information as Licensee's Confidential Information (as defined below); provided, however, that, to the extent Citius is required to disclose such results to Alpex, Citius shall be permitted to disclose such results to Alpex under an appropriate confidentiality agreement.

7.2 Profit Share Statement

With each Profit Share Payment under Section 6.1, Licensee shall deliver to Citius a complete and accurate report, stating the gross sales, Product Net Sales and Product EBITDA and Profit Share Payment for each Product for the preceding Fiscal Quarter (the "Profit Share Statement").

7.3 Confidential Treatment of Reports

Citius agrees to hold in confidence each Profit Share Statement delivered by Licensee pursuant to this Article 7 for a period of five (5) years following termination of this Agreement); provided, however, that, to the extent Citius is required to disclose such results to Alpex, Citius shall be permitted to disclose such Profit Share Statements to Alpex under an appropriate confidentiality agreement.

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Article 8

Alpex Agreement

8.1Maintenance of Alpex Agreement. Citius shall at all times during the Term (i) maintain the Alpex Agreement in good standing, (ii) diligently perform its obligations under the Alpex Agreement, and not commit breach of any provision thereof; (iii) exercise its rights under the Alpex Agreement relating to the Product in the Territory (in consultation with and at the direction of Licensee), including, but not limited to, with respect to assistance by Alpex in regulatory and development matters, and with respect to consultation and cooperation by Alpex with respect to patent prosecution and enforcement matters; (iv) not amend or agree to an amendment of the Alpex Agreement in any manner that would impair or otherwise relates to Licensee's rights hereunder without the prior, written consent of Licensee and (v) not provide Alpex with any Product Termination Notice (as defined in the Alpex Agreement) pursuant to Section 4.6 of the Alpex Agreement, or otherwise abandon, forfeit or waive any of its rights under the Alpex Agreement, or exercise any termination right under the Alpex Agreement. Citius shall promptly notify Licensee in the event that it receives a notice from Alpex that Citius has breached the Alpex Agreement, or that Alpex intends to terminate or convert to non-exclusive any rights granted to Citius in the Territory under the Alpex Agreement, and shall permit Licensee, at Citius's expense to take such steps as may be necessary to cure such breach and/or prevent such termination or conversion, as applicable; provided, however, that in no event will Licensee have any obligation to take any such steps to cure any such breach or to prevent any such termination or conversion.

Article 9

Intellectual Property Matters

9.1Ownership of Intellectual Property

As between the parties, all right, title and interest in and to the Licensed Intellectual Property shall remain the exclusive property of Citius. All right, title and interest (including, without limitation, any patent rights, copyrights, trade secrets and other intellectual property rights) in and to any Improvement that is made by Licensee or any of its contractors other than Citius shall be owned by Citius. Licensee hereby assigns all of its right, title and interest in any to any and all Improvements to Citius. Licensee shall execute and deliver documents reasonably requested by Citius perfecting or evidencing such assignment of rights to Citius promptly on request by Citius. Neither party will through this Agreement obtain any rights to the other party's proprietary technology except for such license and other rights as are expressly provided for in this Agreement.

9.2 Prosecution and Maintenance. As between the Parties, Citius shall have the first option to diligently file, prosecute and maintain the Licensed Patent Rights in the Territory, at Citius's sole expense. Citius (or as applicable, Alpex) shall control such filing, prosecution and maintenance activities, using reasonably qualified patent counsel; provided, however, that (i) Citius shall keep Licensee reasonably informed with respect to the status and progress of any such applications, prosecutions and maintenance activities, and (ii) Citius shall promptly provide Licensee with copies of all applications, office actions, office action responses, and other material correspondence relating thereto, and shall take account of (and cause Alpex to take account of) Licensee's reasonable comments with respect thereto to the extent affecting the Product. Should Citius decide (or should Alpex notify Citius that it has decided) that it is no longer interested in filing, maintaining or prosecuting a particular Licensed Patent Right in the Territory, it shall promptly advise Licensee of this decision, sufficiently in advance to permit Licensee to undertake such filing, maintenance and prosecution without a loss of rights. Thereafter, Licensee may assume such filing, prosecution and maintenance at its sole expense by written notice to Citius, in which event such Licensed Patent Right shall, at Licensee's option, be assigned to Licensee at no charge, and such Licensed Patent Right shall thereafter be excluded from the definition of Licensed Patent Rights for the purposes of this Agreement. In such event, Citius shall cooperate in effectuating such assignment, including executing (and, where applicable, obtaining Alpex's execution of) the required papers for recordation and filing with the relevant patent office.

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Article 10

Enforcement of and Challenges to Licensed Intellectual Property

10.1Infringements.

10.1.1

Notice of Potential Infringement. During the Term, if either party learns of any potential infringement, unauthorized use or misappropriation, or claim of ownership by a Third Party with respect to the Licensed Intellectual Property in the Territory (each, a "Potential Infringement"), such party shall, within two (2) business days of learning of such Potential Infringement, notify the other party in writing and shall promptly provide such other party with available evidence of such Potential Infringement.

10.1.2

Enforcement. With regard to Potential Infringements, subject to Alpex's rights under the Alpex Agreement, Licensee shall have the first right, but not the obligation, to attempt to resolve such alleged Potential Infringement at its own expense, including without limitation the filing of an infringement suit using counsel of its own choice. Citius shall provide reasonable assistance and cooperation to Licensee in connection with any such enforcement action. If Licensee does not secure cessation of such Potential Infringement nor institute an infringement proceeding against an offending Third Party within ninety (90) days of learning of such Potential Infringement (or if Licensee earlier determines that it does not wish to take action with respect to such Potential Infringement), then Citius may at its option and cost institute and control proceedings relating to such Potential Infringement and Licensee shall provide reasonable assistance and cooperation to Citius in connection with any such enforcement action.

10.1.3

Cooperation; Awards. The party that is not controlling an action under Section 10.1.2 shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other party to institute and prosecute such Potential Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a party thereto). Any award paid by Third Parties as a result of an action undertaken pursuant to this Section 10.1 (whether by way of settlement or otherwise) and any amounts that Citius is entitled to pursuant to the Alpex Agreement, or that Licensee is entitled to pursuant to a Product supply agreement with Alpex, (in each case, in connection with any enforcement of the Alpex Intellectual Property thereunder in connection with the Product and in the Territory) after recovering all of its costs and expenses incurred in connection with such enforcement effort (collectively, an "Award") shall be allocated as follows:

(i)

the party that has instituted and maintained such action, shall be entitled first to deduct all costs and expenses incurred by such party with respect to such action and from any remainder shall reimburse the other party for any costs and expenses incurred by such other party with respect to such action;

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(ii)	any amounts due to Alpex pursuant to Section 9.2(c) of the Alpex Agreement shall be paid by Citius; and

(iii)	if after such deduction, reimbursement and payment any funds remain (the "Remaining Funds"), such Remaining Funds will be shared fifty percent (50%) to Citius and fifty percent (50%) to Licensee.

10.2 Invalidity Claims. If a Third Party at any time asserts a claim that any of the Licensed Patent Rights is invalid or otherwise unenforceable (an "Invalidity Claim"), whether as a defense in an infringement action brought by either party pursuant to Section 10.1 or otherwise, the parties shall cooperate with respect to such Invalidity Claim, and Licensee shall, in consultation with Citius, have the first option (but not the obligation) to contest, and if necessary settle such Invalidity Claim.

Article 11
Term and Termination

11.1 Term

This Agreement shall become effective on the Effective Date and shall remain in full force and effect at all times thereafter unless and until terminated pursuant to Section 11.2, Section 11.3 or Section 11.4 (the "Term").

11.2 Termination for Material Breach

Except as otherwise provided in Section 11.3, upon any material breach of this Agreement by a party, the other party shall have the right to terminate this Agreement by giving ninety (90) days prior, written notice to the breaching party; provided, however, that this Agreement shall not terminate if the breaching party has cured such breach by the end of such ninety (90) day period and further provided that such cure period shall be forty-five (45) days for the failure to pay amounts not disputed in good faith hereunder in full as and when due and owing.

11.3 Termination for Patent Challenge. Citius will have the right to terminate this Agreement upon written notice to Licensee in the event that Licensee or any of its Affiliates, Sublicensees or any third party acting at the instruction of, with the support of, or in cooperation with, Licensee, directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patent Rights.

11.4 Termination for Convenience by Licensee

Licensee may terminate this Agreement for convenience at any time upon one hundred eighty (180) days prior written notice to Citius.

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11.5 Effects of Termination.

11.5.1

Termination of Licenses; Return of Materials. Except as otherwise provided in Section 11.5.2 and Section 11.6, upon any termination of this Agreement, all rights and licenses granted to Licensee shall terminate and be of no further force or effect and Licensee shall take such actions, including executing and delivering such documents, as Citius shall reasonably request to revoke the designation of Licensee as Citius's sole authorized agent for all communications with FDA and any other applicable Regulatory Authorities on all matters relative to the Citius Regulatory Filings and Approvals and/or the Product and to notify all applicable Regulatory Authorities of such revocation. Within forty-five (45) days after any such termination, Licensee shall (i) return to Citius all Citius Regulatory Filings and Approvals and all related correspondence and materials provided to Licensee pursuant to Section 3.3.1 or sent or received by Licensee from or to any Regulatory Authority and any and all documents or records that include or constitute Confidential Information or Licensed Know-How, including without limitation, any documents supplied to Licensee under Section 4.1, and (ii) subject to compliance with pre-existing confidentiality and other contractual obligations to third parties, provide Citius with copies of all documents and agreements relating to the Product and constituting or relating to (a) sales and marketing activities (including without limitation, customer surveys, pricing strategy documents and promotional and educational materials), (b) customer lists and contracts, (c) agreements with third party service providers relating to sales, marketing and logistics (including without limitation, agreements with contract sales organizations, wholesalers and drug distributors); provided, however, that Licensee shall have the right to redact any information unrelated to the Product that is contained in any of the documents and agreements described in the preceding clause (ii). The foregoing effects of termination are not in limitation of any other rights or remedies that may be available to either party, hereunder, at law or in equity, in connection with any termination of this Agreement.

11.5.2

Inventory Sell-Off Period. Notwithstanding anything to the contrary, for one hundred eighty (180) days following the effective date of any termination of this Agreement (the "Sell-Off Period"), Licensee and its Affiliates shall have the right, but not the obligation, to sell-off any excess Product that was manufactured and packaged or on order prior to the effective date of termination (and Citius hereby grants to Licensee and its Affiliates a license to the Trademarks, distribution rights under the Citius Regulatory Filings and Approvals transferred to Citius under Section 11.5.1 and such other rights as are necessary or desirable for Licensee and its Affiliates to exercise such sell-off rights). Any Product Net Sales generated during the Sell-Off Period in connection with the sale of Products shall be subject to the Profit Share payment provisions set forth herein.

11.6 Survival

The following provisions shall survive any termination or expiration of this Agreement: Article 1 ("Definitions"), Article 7 ("Reports and Records"), Section 9.1 ("Ownership of Intellectual Property"), Section 11.5 ("Effects of Termination"), this Section 11.6 ("Survival"), Article 12 ("Representations and Warranties"), Article 13 ("Limitation of Liability; Insurance"), Article 14 ("Indemnification"), Article 15 ("Confidentiality") and Article 16 ("Miscellaneous Provisions").

Article 12

Representations and Warranties

12.1 Mutual Representations, Warranties, and Covenants

12.2	Each party hereby represents, warrants and covenants as of the Effective Date and at all times during the Term thereafter as follows:

12.2.1

Organization. Such party (i) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction where such company was formed or incorporated, and (ii) has all necessary company power and authority to own its properties and to conduct its business, as currently conducted.

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12.2.2

Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the company power of such party, have been duly authorized by all necessary company proceedings of such party, and this Agreement has been duly executed and delivered by such party.

12.2.3

No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of such party's organizational documents; (ii) result in a material breach of any material agreement to which such party is bound; (iii) result in a violation of any order to which such party is subject; (iv) require such party to obtain any material approval or consent from any governmental authority or other Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Applicable Law applicable to such party in any material respect.

12.2.4

Enforceability. This Agreement constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

12.2.5

No Debarment. Such party and its Affiliates have not been debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither such party nor any its Affiliates, nor, to such party's knowledge, any of their respective officers or directors, have ever been convicted of a felony under the laws of the United States for acts or omissions relating to the development, regulatory approval, marketing or sale of a drug product, and further, such party shall not engage or permit any individual or firm debarred by any governmental authority to participate in the manufacture, use, marketing or sale of the Licensed Product on behalf of such party under this Agreement.

12.3 Representations, Warranties, and Covenants of Citius. In addition, Citius hereby represents, warrants and covenants as of the Effective Date and at all times during the Term thereafter as follows:

12.3.1

Title. Citius solely owns (or exclusively Controls with respect to Products in the Territory), and at all times during the Term shall maintain sole ownership (or exclusive Control with respect to Products in the Territory) of, all right, title, and interest in and to the Licensed Intellectual Property and Citius Regulatory Filings and Approvals, free and clear of any Encumbrances.To Citius' knowledge, there are no inventors of Licensed Patent Rights other than those listed as inventors on patent applications filed for such Licensed Patent Rights. Prior to the Effective Date, Citius has timely filed with the FDA, in accordance with Applicable Laws, an application to list U.S. Patent No. 6,149,938 in the FDA publication entitled "Approved Drug Products with Therapeutic Equivalence Evaluations" referred to in 21 CFR 314.3 (the "Orange Book") in connection with the Product covered by NDA # 20-2088. Citius will use commercially reasonable efforts to obtain such listing and, once obtained, shall maintain such listing in effect to the extent consistent with Applicable Laws.

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12.3.2

No Other Assets. Other than the Licensed Intellectual Property and the Citius Regulatory Filings and Approvals, neither Citius nor any of its Affiliates holds any ownership, license, option, right of reference or other right or interest in or to any patent, patent application, copyright, trade secret, data, know-how, regulatory filing or approval or other tangible or intangible asset used in or necessary for the regulatory approval, manufacture, use, sale, importation or commercialization of the Products in or into the Territory.

12.3.3

No Infringement. To Citius' knowledge, the development, use, manufacture, sale, or importation of the Product in the Territory, does not and will not constitute an infringement or misappropriation of any intellectual property right of any Third Party. Neither Citius nor any of its Affiliates has received any notice from any Third Party asserting any of the foregoing.

12.3.4

No Challenges to Validity or Enforceability. To Citius' knowledge, the Licensed Patents are valid and enforceable. The validity or enforceability of the Licensed Intellectual Property and the title of Citius thereto has not been questioned in any litigation, governmental inquiry or proceeding to which Citius is a party and, to the knowledge of Citius and its Affiliates, no such litigation, governmental inquiry or proceeding is threatened.

12.3.5

No Known Infringements by Third Parties. To the knowledge of Citius and its Affiliates, as of the Effective Date, there has not been and is not currently any infringement, misappropriation or unauthorized use by any Third Party of any of the Licensed Intellectual Property.

12.3.6

Preservation of Trade Secrets. Citius and its Affiliates have taken commercially reasonable actions to preserve the confidentiality of all trade secrets that are material to the commercialization of the Products in the Territory.

12.3.7

Alpex Agreement. Citius has delivered or made available to Licensee a complete and accurate copy of the Alpex Agreement, including any and all amendments thereto and (i) the Alpex Agreement is legal, valid, binding and enforceable on Citius (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law) and in full force and effect; (ii) neither Citius nor any of its Affiliates (nor, to Citius' knowledge, Alpex) is in breach or violation of, or default under, the Alpex Agreement, and, to the knowledge of Citius, no event has occurred which, after the giving of notice or with lapse of time, would constitute a breach or default by Citius or any of is Affiliates (or, to Citius' knowledge, Alpex) under the Alpex Agreement; (iii) Citius has not provided Alpex with any Product Termination Notice (as defined in the Alpex Agreement) and (iv) the license to the Alpex Intellectual Property granted to Citius under the Alpex Agreement remains exclusive in accordance with its terms, and Alpex has not provided Citius with any notice that Alpex intends to convert such license to a non-exclusive license.

12.3.8

Compliance With Law; Regulatory Matters. No written communication has been received by Citius or any of its Affiliates, and no investigation, regulatory enforcement action or any related review by any Regulatory Authority or other governmental authority is or at any time prior to the Effective Date has been pending (or, to the knowledge of Citius and its Affiliates, is or at any time prior to the Effective Date has been threatened) by any Regulatory Authority or other governmental authority with respect to any alleged or actual violation by Citius, any of its Affiliates or any third party of any Applicable Law or other requirement of any Regulatory Authority or other governmental authority relating to the development, clinical trial and other operations conducted by Citius or any of its Affiliates or third party with respect to any of the Licensed Intellectual Property or any Product. To Citius' knowledge, the Products, and all Licensed Intellectual Property and data and information included in the Citius Regulatory Filings and Approvals, have been developed in accordance with Applicable Law. As of the Effective Date, all Citius Regulatory Filings and Approvals are valid and in full force and effect. As of the Effective Date, there is no proceeding pending or, to the knowledge of Citius, threatened, to revoke, suspend, or modify any of the Citius Regulatory Filings and Approvals.

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12.3.9

Absence of Claims. As of the Effective Date, (i) there are no suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending (or, to the knowledge of Citius and its Affiliates, threatened against or affecting) Citius or any of its Affiliates with respect to any of the Licensed Intellectual Property or any Product or potential Product, (ii) no Person has notified Citius or any of its Affiliates of any threatened claim with respect to any of the foregoing and (iii) there is no judgment, order, injunction, decree, writ or award against Citius that is not satisfied and remains outstanding with respect to any of the foregoing.

12.4 Representations, Warranties, and Covenants of Licensee. In addition, Licensee hereby represents, warrants and covenants as of the Effective Date and at all times during the Term thereafter as follows:

12.4.1

Compliance with Law; Regulatory Matters. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, and international laws and regulations relating to its and their performance of their obligations and exercise of their rights under this Agreement, including without limitation, with respect to the manufacture, use, marketing and sale of Licensed Product. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees will comply, with all regulatory requirements of the FDA and the United States Federal Drug Enforcement Agency.

12.5 DISCLAIMER

EXCEPT AS SET FORTH IN THIS ARTICLE 12, NEITHER PARTY MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. LICENSEE MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE AMOUNT OF POSSIBLE PROFIT SHARE PAYMENTS, IF ANY, THAT MAY BE GENERATED PURSUANT TO THIS AGREEMENT.

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Article 13

Limitation of Liability; Insurance

13.1 LIMITATION OF LIABILITY

EXCEPT WITH REGARD TO: (I) DAMAGES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY AND (II) ANY DUTY TO INDEMNIFY FOR DAMAGES CLAIMED BY A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM UNDER ARTICLE 14 ("INDEMNIFICATION"); IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE

13.2 Insurance.

During the Term of this Agreement and for a period of five (5) years after its expiration or earlier termination, each party shall obtain, at its sole cost and expense, liability insurance applicable to its performance under this Agreement, that meets the following requirements: (a) the insurance shall insure such party against all liability related to its activities relating to the development, manufacture or sale of Products (whether such party's liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and (b) the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, sale or distribution of a marketed Product maintained (i) by Licensee (either directly or as an additional insured under a policy maintained by an Affiliate of Licensee) cover less than ten million U.S. dollars (U.S. $10,000,000) per occurrence (or claim) and an annual aggregate of ten million U.S. dollars (U.S. $10,000,000) and (ii) by Citius (either directly or as an additional insured under a policy maintained by an Affiliate of Citius) cover less than two million U.S. dollars (U.S. $2,000,000) per occurrence (or claim) and an annual aggregate of two million U.S. dollars (U.S. $2,000,000). All such policies shall include a contractual endorsement naming the other party to this Agreement as an additional insured and shall require the insurance carriers to provide such other party with no less than thirty (30) days' written notice of any change in the terms or coverage of the policies or their cancellation.

Article 14

Indemnification

14.1 Mutual Indemnities; Indemnity Procedures

14.1.1

Indemnity by Licensee. Licensee shall, at its cost, defend, indemnify and hold harmless Citius and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the "Citius Indemnitees") from and against any and all liability, demands, damages, fines, costs and expenses (including, without limitation reasonable legal fees and expenses) and losses (including, without limitation, with respect to death, personal injury, illness or property damage) (collectively, "Losses"), in connection with any Third Party claim, complaint, demand, suit, action, investigation or proceeding (collectively, "Third Party Claims") to the extent based on or arising out of: (i) a breach by Licensee, its Affiliates, sublicensees or agents of this Agreement, (ii) product liability claims for death or personal injury relating to the Products sold by Licensee or its Affiliates in the Territory or (iii) the negligence or willful misconduct of any of the Licensee Indemnitees (as defined below).

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14.1.2

Indemnity by Citius. Citius shall, at its cost, defend, indemnify and hold harmless Licensee and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the "Licensee Indemnitees") from and against any and all Losses in connection with any Third Party Claim to the extent based on a or arising out of: (i) a breach by Citius of this Agreement; (ii) the negligence or willful misconduct of any of the Citius Indemnitees; (iii) any allegation by a Third Party that that use of the Licensed Intellectual Property in the development, manufacture or sale of any Product for sale in the Territory infringes a Third Party's intellectual property; provided, however, that such indemnity shall not extend to any development, manufacturing or sales occurring after Licensee has been advised by Citius to cease such activities because of such allegations or (iv) the development, use, offer for sale or sale of the Products after the Effective Date outside the Territory (other than by or on behalf of Licensee or its Affiliates).

14.1.3

Indemnity Procedures. In the event that either party intends to seek indemnification for any Third Party Claim under Section 14.1.1 or Section 14.1.2, such party (the "Indemnified Party") shall inform the other party (the "Indemnifying Party") of the Third Party Claim promptly after receiving notice of the Third Party Claim; provided, however, that any failure to provide such notice shall not relieve the Indemnifying Party of its obligations under this Article 14 except to the extent the Indemnifying Party is materially prejudiced by such failure.The Indemnified Party shall permit the Indemnifying Party to direct and control the defense of such Third Party Claim and shall provide such reasonable assistance as is reasonably requested by the Indemnifying Party (at the Indemnifying Party's cost) in the defense of the Third Party Claim, provided that nothing in this Section 14.1.3 shall permit the Indemnifying Party to make any admission on behalf of the Indemnified Party, or to settle any claim or litigation which would impose any financial obligations on the Indemnified Party, or prejudice or limit rights that would otherwise be available to such Indemnified Party, without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.

Article 15

Confidentiality

15.1 Confidentiality and Non-Use

Any proprietary or confidential information relating to a party's business, technologies or finances (including, but not limited to, in the case of Licensee any reports and records provided under Article 7) disclosed to the other party under this Agreement collectively constitutes the "Confidential Information." Neither party will use the Confidential Information of the other party for any purpose unrelated to the exercise of its rights or fulfillment of its obligations under this Agreement, and will hold such Confidential Information in confidence during the Term and for a period of ten (10) years after the termination or expiration date of this Agreement (except that Confidential Information identified by a party as a trade secret shall be held in confidence for as long as such information remains a trade secret). Each party shall exercise with respect to the Confidential Information of the other party the same degree of care as the party exercises with respect to its own confidential or proprietary information of a similar nature, but in no event less than reasonable care, and shall not disclose it or permit its disclosure to any Third Party, other than: (i) to its Affiliates, and those of its and its Affiliates' respective employees, licensees, consultants, contractors, accountants, attorneys, advisors and agents, as well as to any potential acquirers, investors or lenders and their respective advisors, in each of the foregoing cases who are bound by a substantially similar obligation of confidentiality of this Agreement and (ii) by or on behalf of Licensee to any applicable Regulatory Authority in connection with the regulatory approval process and/or other regulatory matters with respect to any Product. However, such undertaking of confidentiality shall not apply to any information or data which:

(a)	the receiving party receives without obligation of confidentiality at any time from a Third Party lawfully in possession of same and having the right to disclose same;

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(b)	is, as of the Effective Date, in the public domain, or subsequently enters the public domain through no fault of the receiving party;

(c)	is independently developed by the receiving party as demonstrated by written evidence without reference to or benefit of information disclosed to the receiving party by the disclosing party; or

(d)	is publically disclosed pursuant to the prior, written approval of the disclosing party.

If a party is required to disclose any Confidential Information of the other party pursuant to Applicable Law or legal process, the first party shall (i) give prior, written notice of such required disclosure to the other party, to the extent reasonably practicable, (ii) give reasonable assistance to the other party, if requested thereby, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent required by such Applicable Law or legal process; provided, however, that the foregoing requirement shall not apply with respect to any disclosures by Licensee to any applicable Regulatory Authority in connection with the regulatory approval process for any Product.

Article 16

Miscellaneous Provisions

16.1 Relationship of the Parties

Nothing herein shall be deemed to establish a relationship of principal and agent between Citius and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between the Citius and Licensee, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

16.2 Assignment

Except as provided below in this Section, this Agreement and the rights and duties appertaining hereto may not be assigned or otherwise transferred by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld. Any such purported assignment or transfer without the written consent of the other party shall be null and of no effect. Notwithstanding anything to the contrary, either party (the "Transferring Party") may, without the consent of the other party: (i) assign or otherwise transfer this Agreement (A) to an Affiliate of the Transferring Party or (B) in connection with a merger, consolidation, sale of all or substantially all assets, sale of equity interests or other change of control transaction involving the Transferring Party (or involving the line of business of the Transferring Party to which this Agreement relates) and/or (ii) grant a security interest or lien in, or otherwise pledge, encumber or collaterally assign, any or all of the Transferring Party's rights under this Agreement.

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16.3 Binding Nature and Inurement

This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns.

16.4 Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement (including any schedules and exhibits hereto) sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument signed by the parties hereto, and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

16.5 Further Assurances

From time to time during the Term, at the request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonably request to consummate more effectively the transactions contemplated hereby.

16.6 Bankruptcy of Citius.

All rights and licenses granted under or pursuant to this Agreement by Citius to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the "Bankruptcy Code"), licenses for rights to "intellectual property" as defined under the Bankruptcy Code. The parties hereto agree that Licensee, as licensee of such rights under this Agreement (including all licenses), shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties hereto further agree that, in the event of the commencement of bankruptcy proceedings by or against Citius under the Bankruptcy Code, Licensee shall be entitled to retain all of its rights under this Agreement (including all licenses), as well as a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to Licensee and all embodiments of such intellectual property, which, if not already in Licensee's possession, shall be promptly delivered to it upon any such commencement of a bankruptcy proceeding upon Licensee's written request therefore, all as and to the extent so provided under the Bankruptcy Code.

16.7 Governing Law

This Agreement, and any claims and disputes directly or indirectly arising from or relating to this Agreement, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict-of-laws rules. The Parties agree that any such claims and disputes shall be exclusively venued in the state and federal courts located in New York County, New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts.

16.8 Notices

All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telecopier, one (1) business day after being sent by major overnight courier, or four (4) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to each party at its respective address set forth below (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto).

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If to Citius:

Citius Pharmaceuticals, Inc.

63 Great Road

Maynard, Massachusetts 01754

Attn: President

Fax: 978-897-4952

With a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attn: Christopher Denn, Esq.

Fax: (617) 305-8717

If to Licensee:

Prenzmax, LLC

11 Commerce Drive, Suite 100

Cranford, NJ 07016

Attn: Joseph Krivulka, Authorized Member

Fax: (908) 325-1692

With a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Michael J. Lerner, Esq.

Fax: (973) 597-6395

16.9 Payment of Own Fees and Expenses

Each of Licensee and Citius shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

16.10 Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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16.11 Waiver

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

16.12 Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.13 Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature or exchange of .pdf copies; such transmission will be deemed a valid signature.

16.14 Guaranty by Akrimax

Akrimax hereby unconditionally guarantees to Citius the full and prompt performance of all obligations of Licensee under this Agreement and the Three-Party Agreement, including the payment when due of all amounts that become due and payable by Licensee. To the extent pertaining to the payment of amounts due hereunder, the foregoing guaranty is a primary obligation of Akrimax, and is a guaranty of payment and not of collection.

16.15 Affiliates May Serve As Agents

Any Affiliate of Licensee may act as Licensee's agent for purposes of carrying out Licensee's rights and obligations under this Agreement provided that Licensee, and Akrimax to the extent provided in Section 16.14, shall remain obligated for such performance and any breach of this Agreement by any such Affiliate.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives.

PRENZAMAX, LLC		CITIUS PHARMACEUTICALS, INC.

By:	/s/ Joseph J. Krivulka; /s/ Leonard Mazur	By:	/s/ Reinier Beeuwkes
Name:	Joseph J. Krivulka; Leonard Mazur	Name:	Reinier Beeuwkes
Title:	Authorized Member; Authorized Member	Title:	Manager

For the purposes of the guaranty set forth in Section 16.14 only: AKRIMAX PHARMACEUTICALS, LLC

By:	/s/ Donald Olsen
Name:	Donald Olsen
Title:	President

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Exhibit A

Certain Licensed Intellectual Property

Certain Licensed Patent Rights

U.S. Patent No. 6,149,938

U.S. Patent Application Serial No. 12/034,928

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Exhibit B

Form of Pharmacovigilance Agreement

See the attached.

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Exhibit C

Project Plan for Required Studies

See the attached documents:

1.	Letter dated June 8, 2011, from Steven Kates of Citius to Mary Parks of the FDA regarding "Response to Information Request / Amendment 026 – Post-Marketing Requirements"

2.	"Preliminary Proposal to Support Post-Marketing PK Study for Impaired Renal Patients" prepared by PharmaNet and dated June 13, 2011.

3.	"Proposal – Obesity FDA Phase IV Reports" prepared by Wolters Kluwer Pharma Solutions and dated August 25, 2011.

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